FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE APPOINTS NEW DIRECTOR

BLOOMFIELD HILLS, MI, July 16, 2014 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, today announced that Mr. Kanji Sasaki has been appointed to its Board of Directors. Mr. Sasaki fills a vacancy created by the resignation of Yoshimi Namba from the PAG Board.

“We welcome Mr. Sasaki to the Penske Automotive Group Board of Directors and look forward to working directly with him to grow our company,” said Penske Automotive Group Chairman Roger S. Penske. “Additionally, the PAG Board would like to express our thanks to Mr. Namba for his service to our company and wish him well as he rejoins Mitsui & Co., Ltd.”

Mr. Sasaki brings 22 years of service with Mitsui & Co. and related companies to the PAG Board of Directors. During that time, Mr. Sasaki has held various positions at Mitsui & Co., Ltd. (Japan), most recently serving as the General Manager of Mitsui’s First Motor Vehicles Division, Second Business Department from July 2013 to June 2014. Prior to that, he served as a General Manager in Mitsui’s Motor Vehicles Americas Division and also served as Senior Vice President, Secretary and Treasurer for Hino Motors Sales U.S.A., from June 2007 to June 2011. Prior to 2007, Mr. Sasaki served in various capacities with Mitsui.

About Penske Automotive
Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company operating automotive dealerships, commercial vehicle distribution and car rental franchises principally in the United States, Western Europe, Australia and New Zealand, employs approximately 19,400 people worldwide and is a member of the Fortune 500 and Russell 2000.  For additional information, visit the company’s website at www.penskeautomotive.com.

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Inquiries should contact:

Contacts:	David K. Jones Executive Vice President and Chief Financial Officer 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President – Investor Relations and Corporate Development 248-648-2540 tpordon@penskeautomotive.com

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